Exhibit 99.1

ASPREVA PHARMACEUTICALS REPORTS FIRST QUARTER 2006 RESULTS

Victoria, B.C., Canada; April 26, 2006 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV), an emerging pharmaceutical company focused on increasing the pool of evidence-based medicines for patients with less common diseases, today reported business and financial results for the first quarter ended March 31, 2006. Total revenues in the first quarter were $62.7 million with net income of $44.8 million or $1.25 per fully diluted share. Unless otherwise specified, all amounts are in U.S. dollars and are reported under U.S. GAAP.

Business Update

Clinical progress continued in the Company’s three phase III clinical trial programs currently underway in the autoimmune indications lupus nephritis, myasthenia gravis and pemphigus vulgaris. Notably in the first quarter 2006, Aspreva completed enrolment of 77 patients in the pemphigus vulgaris study and expects to complete the study in 2007. Patient enrolment into the lupus nephritis study has become more challenging in light of recent positive publications suggesting the efficacy of CellCept in the treatment of lupus nephritis. Given curent patient enrolment rates, the Company does not anticipate any potential delay in the completion of the induction phase of the study to be greater than two to four months. The timing of Roche and Aspreva's regulatory filings remain on track for 2007.

In March 2006, the U.S. Food and Drug Administration (FDA) provided a response to Roche and Aspreva’s application for orphan drug designation for CellCept in the treatment of lupus nephritis, a subset of systemic lupus erythematosus (SLE). Since the potential use of CellCept in SLE is not limited to patients with lupus nephritis only, and as the size of the broader patient population is significantly greater than the 200,000 maximum allowed for an orphan drug designation, the FDA determined that CellCept is not eligible for orphan drug designation for lupus nephritis. Roche and Aspreva met to evaluate the FDA’s response and agreed not to pursue the designation any further. The Company does not expect that the decision will have a material adverse effect on the potential future commercialization of CellCept for lupus nephritis.

In April 2006, Aspreva entered into a collaboration agreement with Chugai Pharmaceuticals Co., Ltd., for the development of CellCept in Japan for certain autoimmune indications. Chugai, a global pharmaceutical company, has a pipeline of well-known products as well as the rights to CellCept in Japan where it is currently approved for the suppression of organ rejection in transplant patients. Pursuant to the collaboration agreement, Chugai plans to meet with Japanese regulatory authorities during the third quarter of this year to discuss how Aspreva’s existing clinical trial data may be used in support of the development of CellCept for certain autoimmune indications. Aspreva will confirm this agreement later this year following Chugai’s final decision on this development plan.

First Quarter 2006 Results

Revenues
Under the terms of Aspreva’s collaboration agreement with Roche, Aspreva recognized total royalty revenues for the development of CellCept in autoimmune indications for the first quarter 2006 of $62.7 million compared to no revenue in the first quarter 2005. First quarter 2006 revenue includes a higher than expected quarterly reconciliation payment of $16.2 million related to the third quarter 2005 audit results. As previously discussed, minor changes to the sales tracking methodology were adopted in the fourth quarter 2005 with a goal to reduce quarterly reconciliation payments in the future. Therefore, large reconciliation payments such as the $16.2 million experienced this quarter are not expected to recur.

Consistent with our collaboration agreement, baseline sales were reset to CHF 130.5 million for fiscal 2006.

As previously announced, Aspreva has revised its full-year 2006 guidance to revenues in excess of $200 million. This revised guidance includes reconciliation amounts agreed with Roche and reflects the strong underlying performance of the brand. Revenue guidance is based solely on the current collaboration with Roche for the development of CellCept in autoimmune indications.

Net Income
Net income for the first quarter 2006 was $44.8 million, or $1.25 per fully diluted share, versus a net loss of ($9.0) million, or ($0.46) per fully diluted share for the prior year period. First quarter 2006 net income includes the effect of accounting for stock-based compensation charges of $1.0 million. The Company is reaffirming its expectation of remaining profitable for the year.

Research and Development (R&D) Expenses
Research and Development expenses in the first quarter of 2006 were $9.8 million, compared to $4.0 million in the prior year period, and represent a decrease of $1.2 million over the fourth quarter 2005. R&D expenses this quarter were due primarily to increases in clinical development costs as a result of recruitment activity in the lupus nephritis program, reaching peak project spending in both the myasthenia gravis and pemphigus vulgaris programs consistent with full patient enrolment and increases in funding of other investigative programs including preliminary studies for the use of CellCept in the treatment of cardiovascular disease in autoimmune patients and multiple sclerosis patients. The Company also incurred an increase in salaries and related costs as the build out of global business development and clinical teams continued.

Marketing, General and Administrative (MG&A) Expenses
Marketing, general and administrative expenses in the first quarter of 2006 were $6.1 million, compared to $5.4 million in the 2005 first quarter and represent a decrease of $4.1 million over the fourth quarter 2005. MG&A expenses were largely due to an increase in salary and related expenses as we increased the number of employees undertaking MG&A activities including the build out of our European and U.S. operations.

Cash and Short Term Investments
At March 31, 2006, cash and short-term investments were $143.6 million compared to $112.0 million at December 31, 2005. The Company continued to achieve positive quarterly cash flow, with $30.3 million net cash flow from operations for the first quarter of 2006.

2006 Annual General Meeting
Aspreva will be holding its 2006 Annual and Special General Meeting of Shareholders on Wednesday, May 24, 2006 at 10:00 a.m. Pacific Time in Vancouver, British Columbia.

Conference Call
Aspreva will host a conference call to discuss results for the 2006 first quarter on Wednesday, April 26, 2006 at 5:00 p.m. EDT (2:00 p.m. Pacific Time). To access the live call or the archive via the Internet, please click on Webcasts and Events under the Investors section of the Company's website at www.aspreva.com. Alternatively, please dial 1‑866‑510‑0710 (North America) or 1‑617‑597‑5378 (International) and enter the pass code 31880614 to participate in the call. The call will be available for replay until Wednesday, May 3rd, by calling 1‑888‑286‑8010 (North America) or 1‑617‑801‑6888 (International) and entering the pass code 76284010. The webcast replay will be available on Aspreva’s website until the Company’s second quarter 2006 conference call.

About The CellCept Agreement
In July 2003, Aspreva acquired exclusive worldwide rights (excluding Japan) through 2017 to CellCept from Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. for the treatment of autoimmune diseases. CellCept is approved for marketing in the United States, European Union, Canada and other countries for the prevention of organ transplant rejection. Under the agreement, Aspreva is responsible for clinical development of CellCept for autoimmune diseases and will be responsible for sales and marketing upon regulatory approvals.

Aspreva currently has three phase III clinical programs underway with CellCept, including lupus nephritis (the induction phase of this trial expected to be completed in early 2007), myasthenia gravis (expected completion late 2006) and pemphigus vulgaris (expected completion early 2007).

CellCept is not currently approved for the treatment of any autoimmune disease.

About Aspreva Pharmaceuticals
Aspreva is an emerging pharmaceutical company focused on identifying, developing and, upon regulatory approval, commercializing new indications for approved drugs and late stage drug candidates for patients living with less common diseases. Aspreva's "Indication Partnering" strategy allows its partners to maintain core brand focus while extending the benefits of their medicines to a broader patient population. Aspreva is listed on the NASDAQ National Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV".

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars) (unaudited)	March 31,	December 31,
	2006	2005
ASSETS
Cash and marketable securities	$143,648	$112,039
Accounts receivable	66,843	48,246
Other current assets	6,887	6,278
Property and equipment, net	2,589	2,687
Other long term assets	3,608	3,605
	$223,575	$172,855

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned royalty advance	$6,142	$6,079
Other current liabilities	21,298	17,831
Long term liabilities	750	899
Shareholders’ equity	195,385	148,046
	$223,575	$172,855

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except per share amounts) (unaudited)	Three Months Ended
	March 31,
	2006	2005
Royalty revenue	$62,680	$-

Expenses
Research and development	9,814	4,045
Marketing, general and administrative	6,111	5,351

Total expenses	15,925	9,396

Other income (expense)	2,286	411

Net income (loss) before income taxes	$49,041	$(8,985)

Income tax expense	4,289	-

Net income (loss)	$44,752	$(8,985)

Net Income (loss) per common share
Basic	$1.30	$(0.46)
Diluted	1.25	(0.46)

Weighted average number of shares outstanding:
Basic	34,375,761	19,358,344
Diluted	35,690,143	19,358,344

Included in net income (loss) for the period are the following charges for stock-based compensation:	$973	$1,587

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars) (unaudited)	Three Months Ended
	March 31,
	2006	2005
Net cash flows from (used in) operating activities
Net income (loss) for the period	$44,752	$(8,985)
Add non-cash items:
Depreciation and amortization	122	108
Deferred taxes	917	-
Stock-based compensation	973	1,587
Net change in non-cash working capital items related to operations	(16,495)	(2,347)
	30,269	(9,637)

Net cash flows used in investing activities
Net redemptions (purchases) of marketable securities	(1,660)	(23,639)
Purchase of property and equipment	(54)	(8)
	(1,714)	(23,647)

Net cash flows from financing activities
Issuance of shares, net of issue costs	1,405	84,417
Payments on capital lease obligations	(109)	(102)
	1,296	84,315

Effect of exchange rate changes on cash	-	(41)

Net increase in cash and cash equivalents	29,851	50,990

Cash and cash equivalents, beginning of the period	14,759	3,507

Cash and cash equivalents, end of the period	$44,610	$54,497

For further information please contact:
Sage Baker
Executive Director, Corporate & Investor Affairs
Aspreva Pharmaceuticals
250-744-2488 ext. 84270
sbaker@aspreva.com

Certain statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or forward-looking information under applicable Canadian securities legislation. Words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements or information, although not all forward-looking statements or information contain these identifying words. Forward looking statements or information include, but are not limited to, those with respect to future profits, product revenues, future operations and plans, the timing of clinical trials and the completion date for clinical trials and the prospects for negotiating additional collaborations and their timing. These forward-looking statements or information are only predictions based upon our current expectations, and actual events or results may differ materially. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements or information. Forward-looking statements or information are subject to known and unknown risks and uncertainties and are based on uncertain assumptions that could cause our actual results and the timing of events to differ materially from those anticipated in such forward-looking statements or information. These risks and uncertainties include, without limitation, the risk that we may not sustain our profitability; future sales of CellCept may be less than expected; our future operating results are uncertain and likely to fluctuate; we may not be able to develop and obtain regulatory approval for CellCept in the treatment of autoimmune indications and any future products in our targeted indications or as required under the Chugai Agreement; we may not be able to establish marketing and sales capabilities and the costs of launching CellCept in the treatment of autoimmune indications and any future products for our targeting indications may be greater than anticipated; we may not be successful in establishing additional collaborations; we rely on third parties for the continued supply and manufacture of CellCept, we may face adverse currency fluctuations in our primary markets which may adversely impact our financial results, we may face unknown risks related to intellectual property matters; we may face increased competition from other pharmaceutical or biotechnology companies, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. You are cautioned not to place undue reliance on these forward-looking statements or information, which speak only as of the date of this press release. Our forward-looking statements or information do not reflect the potential impact of any future indication partnerships, acquisitions, mergers, dispositions, joint ventures or investments we may make. All forward-looking statements are qualified in their entirety by this cautionary statement, and Aspreva undertakes no obligation to revise or update any forward-looking statements or information as a result of new information, future events or otherwise after the date of this press release other than as required by applicable law.